Exhibit 23.1

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our report dated March 29, 2011, with respect to the financial statements included in the Annual Report of SCOLR Pharma, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of SCOLR Pharma, Inc. on Form S-2 (File No. 333-107906, effective October 30, 2003) and on Form S-8 (File No. 666-161722, effective September 4, 2009; File No. 333-116922, effective June 28, 2004; File No. 333-40290, effective June 28, 2000; and File No. 333-79343, effective May 26, 1999).

/s/ Grant Thornton LLP

Seattle, Washington

March 29, 2011